                                                                 EXHIBIT 10.10.3

                                 Addendum No. 2

      This Addendum No. 2 ("Addendum"), dated as of March 30, 2001 ("Effective Date"), hereby amends the DART Service Agreement for Publishers by and between DoubleClick Inc. ("DoubleClick"), and Ask Jeeves, Inc. ("You" or "Company"), dated as of March 31, 1999 (the "Agreement"). Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

1.    The parties hereby agree that the term of the Agreement set forth in
      Section 9 shall be extended for an additional three (3) years from the Effective Date of this Addendum No. 2.

2. The parties hereby agree that the Monthly Service Fee rates set forth on the cover page of the Agreement are hereby replaced in their entirety with the following:

      Flat rate for all banners, buttons, text links and house ads:

      Year 1:   $|*|

      Year 2:   $|*|

      Year 3:   $|*|

      The CPM rates set forth above are applicable only for advertisements served and supported from DoubleClick data and support centers located in the United States.

      DoubleClick agrees that the Monthly Service Fee rates and terms set forth in this Agreement shall extend to all Web sites of Your wholly owned subsidiaries that You elect to include under the terms and conditions of this Agreement. Rates and terms set forth herein shall also extend to ad impressions of Your "network affiliates" which are sold and served by You pursuant to Your agreement with such "network affiliate". For the purpose of this paragraph, "network affiliates" is defined as any Web based entity on which any percentage of the advertising is sold or resold by You.

      Each party expressly acknowledges and agrees that the pricing terms set forth above constitute "Confidential Information", as defined in Section 14 (Confidentiality) of the Agreement, and, thus, must be maintained in strict confidence in accordance with the terms of such section. You may disclose such rates to your wholly owned subsidiaries and/or network affiliates for purposes of extending the rates and terms of this Addendum to such entities as permitted under this Section.

3. The parties hereby agree that the "Ad Size Limit" of 14 Kbytes set forth on the cover page of the Agreement is hereby changed to 20 Kbytes per Ad.

      The parties hereby agree that the "Minimum Monthly Service Fee" of US$ |*| set forth on the cover page of the Agreement is hereby replaced with the "Minimum Monthly Service Fee" of US$ |*| per month for each year of the extended Term.


---------
|*| Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4. The parties hereby agree that the "Custom Arrangements" Section of the Agreement set forth in the initial three pages of the Agreement is hereby replaced in its entirety with the following

      |*|

      Subject to the terms of this Agreement, You agree that |*|shall |*|You may |*|(i)|*| and (ii)|*|as of the Effective Date of this Addendum No. 2 |*|Notwithstanding the above|*|You must make a written, good faith request (which request contains sufficient, industry standard, technical, and functional specifications regarding the |*|to DoubleClick to allow DoubleClick |*|If after five (5) business days from Your written request, DoubleClick fails to reasonably and in good faith demonstrate its ability to |*|in accordance with Your specifications set forth in Your request) in a manner that conforms to then current industry standards with regard to ad serving of new ad units|*|For the purpose of the written request set forth above, electronic mail (E-Mail) to Your Dedicated Technical Account Manager or DoubleClick's General Counsel with follow-up verbal confirmation that such request was indeed received by either of those parties, shall be deemed sufficient as a written request.

      RIGHT OF FIRST REFUSAL

      For the initial 18 months of the extended Term, You hereby grant DoubleClick a "right of first refusal' to perform ad management and delivery services with respect to Your e-mail newsletters/promotions and sweepstakes promotions. For the initial 18 months of the extended Term, DoubleClick hereby grants You a "right of first refusal" to provide search solutions for the DoubleClick Web site, customer service site or DART interface. A "right of first refusal" shall mean the following: (i) the party who desires services ("Customer") shall approach the other party ("Vendor") concerning the services for which the Vendor has a right of first refusal; (ii) for the next thirty day period, the parties shall work in good faith to come to negotiate and enter into a definitive agreement whereby Vendor would provide such services to Customer; and (iii) if the parties do not execute such a definitive agreement in such thirty day period, then the Customer may approach and contract with third parties for the relevant services. Nothing in this Section shall require the parties to enter into a definitive agreement concerning the relevant services if the parties in good faith cannot agree upon terms, conditions, and pricing.

      ONE-TO-ONE SUPPORT

      DoubleClick shall provide You with one-to-one support free of charge throughout the duration of the extended term which shall consist of the following: You shall be provided a dedicated Technical Account Manager at DoubleClick ("Your Dedicated Technical Account Manager"), who shall (i) serve as Your interface to DoubleClick support, and (ii) work with You to better understand Your business needs and site configuration and use this in-depth knowledge, together with his/her technical expertise, to help resolve any problems with Your use of the Service that You may encounter, and find ways to proactively improve Your use of DoubleClick's DART technology and

----------
|*| Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

      services. Upon providing three (3) designated primary contacts to DoubleClick for one-to-one support ("Your Designated Contacts"), Your Designated Contacts shall be provided with multiple ways of reaching and working with Your Dedicated Technical Account Manager at DoubleClick (which shall include, by way of example, and not limitation, telephone support, on-site visits, and periodic conference calls). In the event that issues arise regarding the level, quality, frequency and effectiveness of the support You are receiving from DoubleClick, DoubleClick shall provide You with an escalation list of people within DoubleClick You can contact to resolve these issues, which list shall commence with Your Dedicated Technical Account Manager and proceed to the Vice President of Client Services.

      CUSTOM REPORTS

      Custom Reports: for each agreed upon custom report to be provided to You by DoubleClick, the rates will be as follows:

      $|*|/month for daily delivery

      $|*|/month for weekly delivery

      $|*|/month for monthly delivery

      In addition, You shall have the right to receive one (1) type of daily Custom Report, which type of Custom Report is mutually agreed upon by the parties, free of charge for a period of one (1) year during the Term.

      MARKETING/PUBLICITY

      Upon execution of this Addendum No. 2, both parties agree to work together to develop a mutually agreed upon press release meant to inform the public of the parties' agreement set forth herein, such press release to be issued at a time to be mutually agreed upon by the parties. Upon Your prior approval, DoubleClick shall have the right to use Your name in DoubleClick's marketing materials promoting the Service.

      SERVICE LEVELS

      AD MANAGEMENT SYSTEM AVAILABILITY: DoubleClick shall use commercially reasonable efforts to ensure that the Ad Management System is available for Your use at least ninety-seven percent (97%) of the time calculated on a calendar monthly basis; it being understood that Ad Management System "down" time shall exclude time (i) required for routine system maintenance not to exceed twenty-four (24) hours in any calendar month that is performed by DoubleClick so long as You are notified at least one (1) business day in advance (it being understood that (x) the Ad Management System is "down" for routine scheduled maintenance for up to ten (10) hours each Saturday between the hours of 8 AM to 4 PM Eastern standard time (DoubleClick agrees to provide Company with reasonable advanced notice should the hours for routine scheduled maintenance be adjusted in the future) and (y) advance notice shall not be required for such routine

----------
|*| Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

      scheduled maintenance) and (ii) resulting from technical malfunctions in Your Web site's systems, or any other circumstances reasonably beyond DoubleClick's control (including without limitation, Internet delays, network congestion and ISP malfunctions). Notwithstanding Section 10 of the Agreement, in the event that Ad Management System unscheduled downtime exceeds ten percent (10%) in any thirty (30) day period, then You will have the one time right to terminate this Agreement upon thirty (30) days prior written notice to DoubleClick, such notice to be provided to DoubleClick within sixty (60) days of the applicable period during which the downtime occurred. The remedy stated above shall be Your sole remedy for any and all unavailability of the System.

      DART SERVICE AVAILABILITY: DoubleClick shall use commercially reasonable efforts to ensure that the DART Service delivers Ads at least ninety-eight and one half percent (98.5%) of the time, calculated on a calendar monthly basis, it being understood that "down time" (calculated as the difference between 100% and the actual percentage delivery of ads) shall exclude time
      (i) required for routine system maintenance not to exceed thirty (30) minutes in any calendar month that is performed by DoubleClick so long as such maintenance is performed during low volume periods, and (ii) resulting from technical malfunctions in the Web Sites' systems, or any other circumstances beyond DoubleClick's reasonable control (including without limitation, Internet delays, network congestion and ISP malfunctions). In the event that unscheduled downtime exceeds one and one half percent (1.5%) in any month, then You will have the one time right to terminate this Agreement upon thirty (30) days prior written notice to DoubleClick, such notice to be provided to DoubleClick within sixty (60) days of the applicable month during which the downtime occurred. The parties agree that the service level and remedy stated above shall not apply to advertisements served in those countries in which DoubleClick does not maintain a data center. The remedy stated above shall be Your sole remedy for any and all unavailability of the Service.

      DELIVERY DIFFERENTIAL PERFORMANCE MEASUREMENT: In order to adequately determine the latency, if any, caused by an advertisement served by DoubleClick onto the Target Site(s), You are required, at Your own cost and expense, to create a special URL for a l0k of HTML Web page which will be identical to a page within the Target Site, except that instead of containing the DoubleClick ad tag in the HTML for that page, the page should contain a standard l0k of HTML image GIF so that the specially created URL ("Page A") is identical in size and weight to the page within the Target Site ("Page B") it is meant to replicate. For ease of measurement, Page B should be a l0k of HTML page that contains a single DoubleClick ad tag accessing a 468 by 60 pixel Ad banner of l0k of HTML. Neither Page A or Page B should contain any other third party service such as Inktomi, Akamai, database calls, etc. Once Page A is created and Web enabled, the parties shall have Keynote (an independent third party Web monitoring entity) measure, on a regular basis, the download time of Page A as compared to the download time of Page B (the "Differential Measurement"), with You bearing the cost of such monitoring. For example, if the download time of Page A is 0.8 seconds and the download time of Page B is 1.2 seconds, the Differential Measurement would equal 400 milliseconds. Both parties will have access to the Keynote measurements and the URL's of Page A and Page B in

----------
|*| Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

      order to monitor the Differential Measurement. The parties agree that 800 milliseconds shall be an acceptable performance differential level between Page A and Page B (the "Benchmark"). If for any consecutive and successive three (3) month period (each a "Period"), the mean Differential Measurement for each month of that Period is greater than the Benchmark, then You shall be entitled to receive a credit against Your next Monthly Service Fee equal to five percent (5%) of Your Monthly Service Fees for the Period in which the Differential Measurement was above the Benchmark. If for any Period, the mean Differential Measurement for each month of that Period is greater that 1,200 milliseconds, then You shall be entitled to terminate this Agreement upon thirty (30) days prior written notice to DoubleClick. The parties agree that the service level and remedy stated above shall not apply to advertisements served in those countries in which DoubleClick does not maintain a data center. The remedy stated above shall be Your sole remedy for any and all Differential Measurements.

      PRIVACY

      Each party acknowledges that adherence to fair information collection practices is of utmost importance to the other. During the term of this Agreement, Company agrees that the Web Site (and if Company is an agency, Company will use reasonable commercial efforts to ensure its clients' Web Site(s)) will feature an easy-to-understand privacy policy, linked at a minimum from the Web Site's home page, that, (i) in addition to the disclosures about Company's privacy practices, identifies the collection and use of information gathered in connection with DoubleClick's ad serving and reporting activities and (ii) offers the user an opportunity to opt out from such collection and use. DoubleClick suggests the following language be added to Company's privacy policy to satisfy the requirements in (i) and (ii) above: "We use third-party advertising companies to serve ads when you visit our web site. These companies may use information (not including your name, address, email address or telephone number) about your visits to this and other web sites in order to provide advertisements about goods and services of interest to you. In the course of serving advertisements to this site, our third-party advertising Company may place or recognize a unique "cookie" on your browser. If you would like more information about this practice and to know your choices about not having this information used by these companies, click here."[LINK TO URL to be provided by DoubleClick; see, for example, www.doubleclick.net:8080/privacy_policy/ or http://www.privacychoices.org]. DoubleClick reserves the right to change its suggested disclosure upon written notice to Company, and if such change is required by law or governmental or industry regulation, Company agrees to cooperate to post such revised disclosure within three (3) business days following receipt of such notice, or otherwise post within five (5) business days following receipt of such notice such other disclosure as may be mutually agreeable to the parties. DoubleClick shall have the right to terminate this Agreement on thirty (30) days prior written notice to Company if Company breaches this section and fails to remedy such breach within said thirty day period. In addition, You agree never to alter any DoubleClick ad placement tags so as to include any personally-identifiable or sensitive (i.e., information related to children under 14 years of age, sexual orientation, health or detailed financial information) information

----------
|*| Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

      of any Visitors in such tags. DoubleClick shall have the right to immediately terminate this Agreement should You breach the prior sentence. Each party shall comply with its own stated privacy policy in connection with its delivery or receipt of the Service hereunder. Each party shall have the right to immediately terminate this Agreement should the other party breach the foregoing sentence.

      PRIOR CREDITS

      The parties agree that none of the prior credits which accrued to You and have not been used under the Agreement shall carry over to the extended Term of the Agreement, as set forth in this Addendum No. 2.

5.    The parties hereby agree that the following sentence shall be deleted from
      Section 5 of the Agreement:

      You shall not permit any of Your employees to access and use the Service and System unless any such employee has successfully completed the training session and has been certified by DoubleClick.

      And shall be replaced with the following:

      You shall not permit any of Your employees to access and use the Service or the System to book or modify ad placements unless any such employee has successfully completed the training session and has been so certified by DoubleClick. To access and view reports, Your employees are not required to attend training sessions.

      DoubleClick shall provide regular training at its New York and San Francisco training facilities for $|*| per training day. DoubleClick will provide You with credits for 2 training days, free of charge, per quarter.

6.    The parties hereby agree that the following sentence shall be deleted from
      Section 6 of the Agreement:

      To the extent that the average file size of all ad banners delivered via the Service in a given month ("Average Ad Size") exceeds the Ad Size Limit set forth on the Cover Page, the Monthly Service Fee payable for that month shall be increased by an amount that shall be calculated by subtracting the Ad Size Limit from the Average Ad Size, dividing that difference by the Ad Size Limit, and multiplying the quotient by the Monthly Service Fee CPM rate set forth on the Cover Page of this Agreement.

      And shall be replaced in its entirety with the following:


        21Kbytes to 40k......    $|*|
        40K to 75K...........    $|*|
        76 to 125............    $|*|
        126 to 175...........    $|*|
        176 to 225...........    $|*|

----------
|*| Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

        226 to 300...........                           $|*|
        301 to 400...........                           $|*|
        401 to 500...........                           $|*|
        500 + not recommended, call to discuss

7. The parties hereby agree that the first sentence of Section 13 of the Agreement is hereby replaced by the following:

      Except for credits set forth in Service Levels in the Custom Arrangements above, DoubleClick shall not be liable to You or any third party for any unavailability or inoperability of the services, telecommunications systems or the internet, technical malfunction, computer error, corruption or loss of information.

8. DoubleClick and Company hereby ratify all other terms and conditions of the Agreement which have not been modified by this Addendum No. 2, and such other terms and conditions shall remain in full force and effect. To the extent that the terms of this Addendum may conflict with the terms of the Agreement, then the terms of this Addendum shall control with respect to such conflict.

      Company and DoubleClick confirm their mutual agreement to this Addendum No. 2 as of the Effective Date by signing below.

DOUBLECLICK INC.                          ASK JEEVES, INC.


By:  /s/ Aaron Mittman                    By:  /s/ Cynthia Pevehouse
   ------------------------------            ----------------------------------
Name:  Aaron Mittman                      Name:  Cynthia Pevehouse

Title: Director Sales, The Americas       Title:  General Counsel
       Tech Solutions

                                                         Ask Jeeves, Inc.


                                          Approved Finance  /s/ SB
                                                          --------------------
                                                               Initial/Date
                                          Approved Legal  /s/ CL  4 2 01
                                                        -----------------------
                                                               Initial/Date

----------
|*| Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.